Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

CROWN LNG HOLDINGS LIMITED,
as PubCo,

CGT MERGE II LIMITED,

as Merger Sub,

CATCHA INVESTMENT CORP,

as Catcha,

and

CROWN LNG HOLDING AS,
as the Company

Dated as of August 3, 2023

TABLE OF CONTENTS

		Page(s)

I. MERGER		3
1.1	Merger	3
1.2	Merger Effective Time	3
1.3	Effect of the Merger	4
1.4	Memorandum and Articles of Association	4
1.5	Directors and Officers of the Surviving Entity	4
1.6	Effect of Merger on Merger Sub and Catcha Securities	4
1.7	Exchange of Catcha Warrants	5
1.8	Surrender of Catcha Securities and Disbursement of the Merger Consideration	5
1.9	Taking of Necessary Action; Further Action	8
1.10	Appraisal and Dissenter’s Rights	8
1.11	PubCo Redemption	8
1.12	Catcha Tax Election	9
1.13	PubCo Redomiciliation	9

II. exchange		9
2.1	Exchange	9
2.2	Exchange Effective Time; Effects of the Exchange	9
2.3	Surrender of Company Stock and Disbursement of the Exchange Consideration	10
2.4	Taking of Necessary Action; Further Action	11

III. EARNOUT		12
3.1	Earnout	12

Iv. CLOSING		12
4.1.	Closing	12

v. representations and warranties of THE COMPANY		13
5.1	Organization and Standing	13
5.2	Authorization; Binding Agreement	13
5.3	Capitalization	14
5.4	Subsidiaries	15
5.5	Governmental Approvals	15
5.6	Non-Contravention	16
5.7	Financial Statements	16
5.8	Absence of Certain Changes	18
5.9	Compliance with Laws	18
5.10	Company Permits	19
5.11	Litigation	19
5.12	Material Contracts	19
5.13	Intellectual Property	22
5.14	Taxes and Returns	25

i

5.15	Real Property	28
5.16	Personal Property	28
5.17	Title to and Sufficiency of Assets	28
5.18	Employee Matters	28
5.19	Benefit Plans	30
5.20	Environmental Matters	32
5.21	Transactions with Related Persons	33
5.22	Insurance	33
5.23	Books and Records	34
5.24	Top Customers and Suppliers	34
5.25	Certain Business Practices	35
5.26	Investment Company Act	36
5.27	Finders and Brokers	36
5.28	Insolvency	36
5.29	Registration Statement	36
5.30	Investigation	37
5.31	Disclosure	37

VI. representations and warranties of PUBCO AND MERGER SUB		37
6.1.	Organization and Standing	37
6.2.	Authorization; Binding Agreement	37
6.3.	Governmental Approvals	38
6.4.	Non-Contravention	38
6.5.	Capitalization	38
6.6.	PubCo Activities	40
6.7.	Merger Sub Activities	40
6.8.	Ownership of Merger Consideration	40
6.9.	Registration Statement	40
6.10.	Finders and Brokers	41

VII. representations and warranties of CATCHA		41
7.1.	Organization and Standing	41
7.2.	Governmental Approvals	41
7.3.	Non-Contravention	42
7.4.	Capitalization	42
7.5.	SEC Filings and Catcha Financials	43
7.6.	Absence of Certain Changes	44
7.7.	Compliance with Laws	44
7.8.	Actions; Orders; Permits	44
7.9.	Taxes and Returns	44
7.10.	Employees and Employee Benefit Plans	44
7.11.	Properties	44
7.12.	Transactions with Affiliates	45
7.13.	Investment Company Act	45
7.14.	Finders and Brokers	45
7.15.	Independent Investigation	45

VIII. COVENANTS		45
8.1.	Access and Information	45
8.2.	Conduct of Business of the Company	46
8.3.	Conduct of Business of Catcha	50
8.4.	Financial Statements	53
8.5.	Catcha Public Filings	53
8.6.	No Solicitation	53
8.7.	No Trading	54
8.8.	Notification of Certain Matters	55
8.9.	Efforts	55
8.10.	Tax Matters	57
8.11.	Further Assurances	58
8.12.	Preparation of Registration Statement; Catcha Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals	58
8.13.	Public Announcements	60
8.14.	Confidential Information	61
8.15.	Documents and Information	62
8.16.	Post-Closing Board of Directors and Executive Officers	62
8.17.	Indemnification of Directors and Officers; Tail Insurance	63
8.18.	Trust Account Proceeds	63
8.19.	Private Placements	64
8.20.	Post-Closing Assumption or Creation of Benefit Plans	64
8.21.	Termination of the Company Warrants	64

IX. Closing conditions		65
9.1.	Conditions of Each Party’s Obligations	65
9.2.	Conditions to Obligations of the Company	66
9.3.	Conditions to Obligations of Catcha	67
9.4.	Frustration of Conditions	69

X. TERMINATION AND EXPENSES		70
10.1.	Termination	70
10.2.	Effect of Termination	71
10.3.	Fees and Expenses	71

xI. WAIVERS and releases		72
11.1.	Waiver of Claims Against Trust	72

xII. MISCELLANEOUS		73
12.1.	Notices	73
12.2.	Binding Effect; Assignment	74
12.3.	Third Parties	74
12.4.	Governing Law; Jurisdiction	74
12.5.	WAIVER OF JURY TRIAL	75
12.6.	Specific Performance	75
12.8.	Severability	75
12.8.	Amendment	76

12.9.	Waiver	76
12.10.	Entire Agreement	76
12.11.	Interpretation	77
12.12.	Counterparts	77
12.13.	Non-Survival of Representations, Warranties	77

XIII. DEFINITIONS		78
13.1.	Certain Definitions	78
13.2.	Section References	89

Exhibits
Exhibit A	–	Exchange and Support Agreement
Exhibit B	–	Form of Plan of Merger
Exhibit C	–	Form of A&R Articles of Surviving Entity
Exhibit D	–	Form of PubCo A&R Charter
Exhibit E	–	Form of Registration Rights Agreement
Exhibit F	–	Form of Lock-Up Agreement

Schedules
Schedule 8.2	–	Conduct of Business of the Company
Schedule 8.3	–	Conduct of Business of Catcha
Schedule 9.1(d)	–	Required Consents

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 3, 2023 by and among (i) Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), (ii) CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), (iii) Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), and (iv) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”). PubCo, Merger Sub, Catcha and the Company, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Company, directly and indirectly through its Subsidiaries, develops, finances, owns and operates liquefied natural gas (“LNG”) terminals as part of the liquefaction and regasification portions of the LNG value chain.

B. Catcha is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

C. Each of PubCo and Merger Sub is an entity newly formed for the purposes of effecting the transactions contemplated herein.

D. Subject to the terms and conditions hereof, the Parties desire and intend to effect a business combination transaction (the transactions contemplated herein, collectively, the “Business Combination”) whereby:

(i)	prior to the Merger Effective Date (as defined below), Catcha will effect the Catcha Share Redemption,

(ii)	prior to the Closing Date, the Company will cause the de-registration of the Company Stock from the VPS,

(iii)	on the first (1st) Business Day after all the conditions to the Closing have been satisfied or waived (the “Merger Effective Date”) and in accordance with the applicable provisions of the Cayman Act, Merger Sub will merge with and into Catcha (the “Merger”), with Catcha being the surviving company and becoming the wholly owned subsidiary of PubCo (such surviving company is hereinafter referred to for the periods from and after the Merger Effective Time (as defined below) as the “Surviving Entity”),

(iv)	(a) after the Merger Effective Time and on the Merger Effective Date, PubCo will redeem the initial share of PubCo Common Stock held by its incorporating initial shareholder for the amount paid by the incorporating initial shareholder at the time initial share of PubCo Common Stock was issued (the “PubCo Redemption”), (b) on or following the Merger Effective Date, Catcha will file a timely election for U.S. federal income tax purposes to be classified as an entity disregarded as separate from its owner PubCo (the “Catcha Tax Election” and, together with the Merger, the “Catcha Reorganization”) to be effective as of the first (1st) day following the Merger Effective Date, and (c) on the first (1st) Business Day following the Merger Effective Date (the “Exchange Effective Date”) (in any case following the Catcha Reorganization), PubCo will establish Tax residency in the United Kingdom (the “PubCo Redomiciliation”), and

(v)	on the Exchange Effective Date (in any case following the Catcha Reorganization and the PubCo Redomiciliation), subject to the terms and procedures set forth under Article II, the Company Shareholders will transfer to PubCo, and PubCo will acquire from the Company Shareholders, all of the Company Shareholders’ shares of Company Stock, as consideration and in exchange for the issuance of shares of PubCo Common Stock (the “Exchange”).

E. Each Party intends for U.S. federal income (and applicable U.S. state and local) Tax purposes, that (i) the Catcha Reorganization qualify as part of an integrated transaction that, taken together, constitutes a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code (as defined below) (the “Reorganization Intended Tax Treatment”), (ii) the Exchange qualify and constitute a tax-deferred reorganization within the meaning of Section 368(a)(1)(B) of the Code and/or if the requirements of Section 368(c) are met, the Exchange together with any Private Placements (as defined below) constitute a tax-deferred exchange within the meaning of Section 351 of the Code (the “Exchange Intended Tax Treatment”), and (iii) that this Agreement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g)(i) and (ii) (items (i)-(iii), collectively, the “Intended Tax Treatment”).

F. Prior to the date hereof, (i) the Company, (ii) Pubco, (iii) Crown LNG India AS, a subsidiary of the Company (“Crown India”) and (iv) East LNG Pte. Ltd., a private limited liability company incorporated under the laws of Singapore (the “KG Seller”), entered into an agreement, pursuant to which the KG Seller has granted to the Crown India (a) a future payment right in respect of future distributions from Krishna Godavari LNG Terminal Pvt. Ltd. (“KGLNG”) in exchange for the issuance of promissory note from Crown India in favor of the KG Seller, which promissory note shall in turn be exchanged by East LNG for a certain number of newly issued Company Stock, and (b) an option to buy all the shares of KGLNG held by the KG Seller, in each case on the terms described therein (collectively, the “KGLNG Transaction”), which the closing of such transaction contemplated in subparagraph (a) shall occur at least one (1) Business Day prior to the Merger Effective Time and the closing of such transaction contemplated in subparagraph (b) shall occur after the Closing of this Agreement.

G. Prior to the date hereof, (i) the Company, (ii) Pubco, and (iii) GBTron Lands Limited, a private liability company incorporated under the laws of England and Wales (“GBTron Seller”), entered into an agreement pursuant to which (a) GBTron Seller will set up a new limited liability company (“GBTron Newco”) and transfer certain rights and obligations relating to a certain project located in Grangemouth Port, Scotland, and (b) GBTron Seller will grant to the Company an option to buy all of the shares of GBTron Newco, in each case on the terms described therein (collectively, the “GBTron Transaction”), which the closing of such shall occur after the Closing of this Agreement.

H. The board of directors (or applicable governing body) of each Party has (i) determined that this Agreement and the Business Combination are fair, advisable and in the best interest of such company and its shareholders, (ii) approved this Business Combination, upon the terms and subject to the conditions set forth herein, and (iii) as applicable, determined to recommend to its shareholders the approval and adoption of the Business Combination, this Agreement and the transactions contemplated herein.

I. Concurrently with the execution and delivery of this Agreement, Catcha, the Company, PubCo and certain Company Shareholders have entered into an Exchange and Support Agreement in the form attached hereto as Exhibit A (the “Exchange and Support Agreement”), pursuant to which, among other things, each such Company Shareholder agrees to (i) contribute their Company Stock to PubCo in exchange for a number of shares of PubCo Common Stock as contemplated herein, and (ii) vote their Company Stock at any meeting of the Company in favor of the transactions contemplated by this Agreement.

J. Certain capitalized terms used herein are defined in Article XIII.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGER

1.1 Merger. Subject to completion or waiver of the closing conditions in accordance with Article IX, on the Merger Effective Date, Catcha and Merger Sub shall, in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), this Agreement and the Plan of Merger, consummate the Merger, pursuant to which Merger Sub shall be merged with and into Catcha, following which the separate corporate existence of Merger Sub shall cease and Catcha shall continue as the Surviving Entity.

1.2 Merger Effective Time. On the Merger Effective Date, Catcha and Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands the plan of merger substantially in the form attached hereto as Exhibit B (which shall, without limitation, include the particulars required pursuant to the Cayman Act) (“Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Merger effective. The Merger shall become effective at the time when the Plan of Merger has been registered with the Registrar of Companies of the Cayman Islands or at such later time as specified in the Plan of Merger and permitted by the Cayman Act as may be agreed by Merger Sub and Catcha in writing with the prior written consent of the Company and specified in the Plan of Merger (such time, the “Merger Effective Time”).

1.3 Effect of the Merger. At and after the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Catcha and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Catcha as the Surviving Entity (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Catcha and Merger Sub set forth in this Agreement, and any Ancillary Documents to which Catcha or Merger Sub is a party, to be performed after the Merger Effective Time.

1.4 Memorandum and Articles of Association. At the Merger Effective Time, the memorandum and articles of association of Catcha, as in effect immediately prior to the Merger Effective Time, shall be amended and restated substantially in the form of the amended and restated memorandum and articles of association attached hereto as Exhibit C (the “A&R Articles of Surviving Entity”) and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Entity on and from the Merger Effective Time until thereafter amended in accordance with its provisions and the Cayman Act.

1.5 Directors and Officers of the Surviving Entity. At the Merger Effective Time, the board of directors and executive officers of Catcha shall cease to hold office, and the board of directors and officers of the Surviving Entity shall be as determined by Catcha, PubCo and the Company and specified in the Plan of Merger, each to hold office in accordance with the A&R Articles of Surviving Entity until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.6 Effect of Merger on Merger Sub and Catcha Securities. At the Merger Effective Time, by virtue of and in consideration for the Merger and without any action (save as set out in this Section 1.6) on the part of any Party or the holders of securities of Catcha or Merger Sub:

(a) Catcha Ordinary Shares. Subject to Sections 1.6(b) and 1.6(d), each (A) Catcha Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive, upon delivery of the applicable Merger Transmittal Documents in accordance with Section 1.8, one (1) newly issued share of PubCo Common Stock and (B) Catcha Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive, upon delivery of the applicable Merger Transmittal Documents in accordance with Section 1.8, one (1) newly issued share of PubCo Common Stock. Following the steps described in the forgoing subsection (A) and (B), all Catcha Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. As of the Merger Effective Time, each Catcha Shareholder shall cease to have any other rights in and to Catcha except as provided in this Agreement or by Law.

(b) Treasury Shares. Notwithstanding Section 1.6(a) or any other provision of this Agreement to the contrary, at the Merger Effective Time, if there are any Catcha Ordinary Shares that are owned by Catcha as treasury shares or any Catcha Ordinary Shares owned by any direct or indirect Subsidiary of Catcha immediately prior to the Merger Effective Time, such Catcha Ordinary Shares shall be cancelled and shall cease to exist without any conversion thereof or payment therefor.

(c) Merger Sub Share. The one (1) Merger Sub Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one (1) Surviving Entity Ordinary Share, with the rights, powers and privileges given to such share by the A&R Articles of Surviving Entity and the Cayman Act and such Surviving Entity Ordinary Share shall constitute the only outstanding share of the Surviving Entity immediately following the Merger Effective Time. Immediately following the Merger Effective Time, PubCo shall be the sole and exclusive owner of all shares of the Surviving Entity and the register of members of the Surviving Entity shall be updated at the Merger Effective Time to reflect the foregoing.

(d) Dissenting Shares. Each Dissenting Catcha Share (as defined below) issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist in accordance with Section 1.10 and shall thereafter represent only the right to receive the applicable fair value of such Dissenting Catcha Shares set forth in Section 1.10 and such other rights as are granted by the Cayman Act.

1.7 Exchange of Catcha Warrants. Each Catcha Warrant outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to Catcha Ordinary Shares and be assumed by PubCo and converted into a warrant to purchase one (1) share of PubCo Common Stock (each, a “PubCo Warrant”). Each PubCo Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Catcha Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions).

1.8 Surrender of Catcha Securities and Disbursement of the Merger Consideration.

(a) Prior to the Merger Effective Time, PubCo shall appoint Continental Stock Transfer & Trust Company as its transfer agent, or another agent reasonably acceptable to Company and Catcha (the “Exchange Agent”), for the purpose of exchanging the certificates representing Catcha Ordinary Shares (“Catcha Certificates”). At or prior to the Merger Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent the sum of all shares of PubCo Common Stock receivable by Catcha Shareholders pursuant to Section 1.6 (“Merger Consideration”) and the ledger evidencing such shares of PubCo Common Stock. At or prior to the Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Catcha Shareholder, a letter of transmittal for use in such exchange, in the form collectively agreed to by PubCo and Catcha (a “Letter of Transmittal”) (which shall specify that the Merger Consideration shall only be delivered upon proper delivery of the Merger Transmittal Documents (as defined below).

(b) Each Catcha Shareholder shall be entitled to receive its portion of the Merger Consideration in respect of the Catcha Ordinary Shares represented by appropriate entries in respect of that Catcha Shareholder on Catcha’s register of members as in effect immediately prior to the Merger Effective Time and the Catcha Certificate(s), as soon as reasonably practicable after the Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Merger Transmittal Documents”): (i) the certificate(s) for its Catcha Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered, each Catcha Certificate shall represent after the Merger Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to the Catcha Ordinary Shares specified in such Catcha Certificate and the corresponding entries on Catcha’s register of members as in effect immediately prior to the Merger Effective Time. Notwithstanding any other provision of this Section 1.8, any obligation on PubCo under this Agreement to issue shares of PubCo Common Stock to Catcha Shareholders entitled to shares of PubCo Common Stock shall be satisfied by PubCo issuing such shares of PubCo Common Stock to The Depository Trust Company (the “DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each Catcha Shareholder shall hold such shares of PubCo Common Stock in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such shares of PubCo Common Stock.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Catcha Certificate is issued immediately prior to the Merger Effective Time, it shall be a condition to such delivery that (i) the transfer of such Catcha Ordinary Shares shall have been permitted in accordance with the terms of Catcha’s Organizational Documents and any shareholders’ agreement with respect to Catcha, each as in effect immediately prior to the Merger Effective Time, (ii) such Catcha Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if applicable, counterparts to a Lock-Up Agreement (as defined below), and such other Merger Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of the applicable Catcha Ordinary Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Catcha Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Catcha Certificate to the Exchange Agent, the Catcha Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Catcha Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo or the Surviving Entity with respect to the Catcha Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.8(d) shall be treated as a Catcha Certificate for all purposes of this Agreement.

(e) After the Merger Effective Time, there shall be no further registration of transfers of Catcha Ordinary Shares. If, after the Merger Effective Time, Catcha Certificates are presented to the Surviving Entity or the Exchange Agent, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.8. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Common Stock with a record date after the Merger Effective Time will be paid to the holders of any Catcha Certificates that have not yet been surrendered with respect to PubCo Common Stock to be issued upon surrender thereof until the holders of record of such Catcha Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Merger Transmittal Documents. Subject to applicable Law, following surrender of any such Catcha Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Merger Transmittal Documents, PubCo shall promptly deliver to the record holders thereof, without interest, the certificates representing PubCo Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such PubCo Common Stock.

(f) All securities issued in exchange of Catcha Ordinary Shares and the surrender of Catcha Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Catcha Ordinary Shares. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.8(a) that remains unclaimed by Catcha Shareholders two (2) years after the Merger Effective Time shall be returned to PubCo, upon demand, and any such Catcha Shareholder who has not claimed its applicable portion of the Merger Consideration in accordance with this Section 1.8 prior to that time shall thereafter look only to PubCo for such portion of the Merger Consideration without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Entity or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of PubCo Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of PubCo Common Stock (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such holder) shall instead have the number of shares of PubCo Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of PubCo Common Stock.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the transactions contemplated by this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and Catcha, the officers and directors of the Merger Sub and Catcha are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, its Organizational Documents or any applicable Law.

1.10 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and in accordance with the Cayman Act, Catcha Ordinary Shares that are outstanding immediately prior to the Merger Effective Time and that are held by Catcha Shareholders who shall have validly exercised properly in writing their dissenters’ rights for such Catcha Ordinary Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Catcha Shares”) and the holders of such Dissenting Catcha Shares (the “Dissenting Catcha Shareholders”) shall not be converted into, and such Dissenting Catcha Shareholders shall have no right to receive, the applicable portion of the Merger Consideration unless and until such Dissenting Catcha Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ rights under the Cayman Act. Each Dissenting Catcha Share shall no longer be outstanding and shall automatically be cancelled by virtue of the Merger and each former holder of Dissenting Catcha Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Dissenting Catcha Shares and such other rights as are granted by the Cayman Act. Notwithstanding the foregoing, the Catcha Ordinary Shares owned by any Catcha Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting Catcha Shares and shall thereupon be deemed to have been converted into, and to have become exchanged for, as of the Merger Effective Time, the right to receive the applicable portion of the Merger Consideration, without any interest thereon. Prior to the Closing, Catcha shall give Company prompt notice of any demands for dissenters’ rights received by Catcha and any withdrawals of such demands and Catcha shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).If any Catcha Shareholder gives to Catcha, before the vote on the Merger, written objection to the Merger in accordance with Section 238(2) of the Cayman Act, Catcha shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Merger to each such Catcha Shareholder who has made a written objection.

1.11 PubCo Redemption. On the Merger Effective Date after the Merger Effective Time, PubCo shall effect the PubCo Redemption.

1.12 Catcha Tax Election. Catcha shall effect the Catcha Tax Election by filing an IRS Form 8832 to be classified as an entity disregarded as separate from PubCo, for U.S. federal income tax purposes, to be effective as of the first day following the Merger Effective Date.

1.13 PubCo Redomiciliation. On and effective as of the Exchange Effective Date, PubCo shall effect the PubCo Redomiciliation.

Article II

EXchange

2.1 Exchange. On the Exchange Effective Date (and in any case following the PubCo Redemption, the Catcha Reorganization, and the PubCo Redomiciliation), upon completion of the procedures set forth in Section 2.3 below by the Company Shareholders, PubCo and the Company Board, as applicable, the Company Stock shall be transferred to PubCo, and in exchange PubCo shall issue and cause the Exchange Agent to deliver to each Company Shareholder entitled to receive and who has delivered the Exchange Transmittal Documents (as defined below) such Company Shareholder’s Pro Rata Share of the number of PubCo Common Stock equal to the Transaction Value divided by the Per Share Price, in each case rounded down to the nearest whole share (the “Exchange Consideration”).

2.2 Exchange Effective Time; Effects of the Exchange.

(a) The Exchange shall be consummated by the surrendering of Company Stock in accordance with Section 2.3(b)(i) and with applicable Law (the time of such surrender being the “Exchange Effective Time”).

(b) At and after the Exchange Effective Time, (i) each Company Shareholder, upon receiving its Pro Rata Share of the Exchange Consideration, shall become shareholders of PubCo and shall cease to have any other rights in and to the Company, and (ii) the Company shall continue as a wholly owned Subsidiary of PubCo.

(c) At the Exchange Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Exchange Effective Time, shall have been amended and restated to read in their entirety substantially in the form of the amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit D (the “PubCo A&R Charter”), and, as so amended and restated, the PubCo A&R Charter shall be the memorandum and articles of association of PubCo until thereafter amended in accordance with the terms thereof and applicable Law.

2.3 Surrender of Company Stock and Disbursement of the Exchange Consideration.

(a) Prior to the Exchange Effective Time, PubCo shall engage the Exchange Agent for the purpose of acting as an intermediary in the exchange of the Company Stock. At or prior to the Exchange Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent the Exchange Consideration. At or prior to the Exchange Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder, a letter of transmittal for use in such exchange (a “Exchange Transmittal Letter”).

(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Exchange Consideration in respect of the Company Stock, as soon as reasonably practicable after the Exchange Effective Time, but subject to the delivery of the following items prior thereto (collectively, the “Exchange Transmittal Documents”):

(i) By each Company Shareholder to the Exchange Agent and the Company Board, a properly completed and duly executed Exchange Transmittal Letter setting forth that its Company Stock is being transferred to PubCo in exchange for such portion of the Exchange Consideration attributable to its Company Stock, in accordance with the terms and conditions of this Agreement and, as applicable, the Support and Exchange Agreement;

(ii) By PubCo, a notification to the Company Board of its purchase of the Company Stock covered by the completed and duly executed Exchange Transmittal Letter received by the Exchange Agent (“Acquisition Notification”); and

(iii) By the Company Board, subject to receipt of an Acquisition Notification, to PubCo (x) a copy of duly signed minutes from a meeting of the Company Board approving the transfer of the Company Stock covered by the Acquisition Notification, (y) a copy of the Company’s shareholders’ register showing that PubCo has been registered as the owner of the Company Stock covered by the Acquisition Notification and (z) a confirmation that PubCo has been registered as the owner of the in the shareholders’ register of the Company.

(c) If any portion of the Exchange Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Stock is registered immediately prior to the Exchange Effective Time in the Company’s shareholders’ register, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to Company, each as in effect immediately prior to the Exchange Effective Time, (ii) the registered holder of such Company Stock shall have consented to and approved the delivery or issuance of such part the Exchange Consideration to such Person and, (iii) the recipient of such portion of the Exchange Consideration, or the Person in whose name such portion of the Exchange Consideration is delivered or issued, shall have already executed and delivered, if the applicable, counterparts to a Lock-Up Agreement (as defined below), and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Exchange Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Exchange Effective Time, any valid Exchange Transmittal Letters are presented to PubCo or the Exchange Agent, the relevant Company Stock shall be transferred to PubCo and exchanged for the applicable portion of the Exchange Consideration provided for, and in accordance with the procedures set forth in this Section 2.3. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Common Stock with a record date after the Exchange Effective Time will be paid to the holders of any Company Stock that have not yet been surrendered with respect to PubCo Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall surrender such Company Stock, if applicable. Subject to applicable Law, following surrender of any such Company Stock in accordance with the procedures set forth in this Section 2.3, PubCo shall promptly deliver to the record holders thereof, without interest, the certificates representing PubCo Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Exchange Effective Time theretofore paid with respect to such PubCo Common Stock.

(e) All PubCo Common Stock issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. Any portion of the Exchange Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by Company Shareholders two (2) years after the Exchange Effective Time shall be returned to PubCo, upon demand, and any such Company Shareholder who has not exchanged its Company Stock for the applicable portion of the Exchange Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to PubCo for payment of the portion of the Exchange Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Parties shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Notwithstanding anything to the contrary contained herein, no fraction of a share of PubCo Common Stock will be issued by virtue of the Exchange or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of PubCo Common Stock (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such holder) shall instead have the number of shares of PubCo Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of PubCo Common Stock.

2.4 Taking of Necessary Action; Further Action. If, at any time after the Exchange Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company and PubCo are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
EARNOUT

3.1 Earnout. During the period between the Closing Date and the seven-year (7-year) anniversary of the Closing Date, subject to the terms and conditions set forth in this Agreement, the Persons who are Company Shareholders immediately prior to the Exchange Effective Time and who have participated in the Exchange (“Exchanging Shareholders”) shall have the contingent right to receive in aggregate such number of shares of PubCo Common Stock equivalent to ten percent (10%) of the issued and outstanding equity interests of PubCo Common Stock as of the Closing (the “Earnout Shares”) (as adjusted to take into account any stock split, reverse stock-split, stock dividend or similar events effected with respect to PubCo Common Stock), and each Exchanging Shareholder’s Pro Rata Share of the Earnout Shares will vest upon achievement of certain share prices and milestones as follows:

(a) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the volume weighted average price (“VWAP”) of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive thirty (30) Trading Day period, $12.00;

(b) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the VWAP of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive 30 Trading Day period, $14.00;

(c) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the VWAP of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive thirty (30) Trading Day period, $16.00; and

(d) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the VWAP of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive thirty (30) Trading Day period, $18.00.

Article IV
CLOSING

4.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place (including remotely) and time to be agreed upon by the Company and Catcha, on the Exchange Effective Date but following the Exchange Effective Time (such time, the “Closing Date”).

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Catcha on the date hereof (the “Company Disclosure Schedules”), the section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Catcha, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a corporation (Aksjeselskap) duly incorporated, validly existing and in good standing under Norwegian law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Catcha accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 5.1. Except as set forth in Schedule 5.1, no Person has any right to designate any director or officer of any Target Company. No Target Company is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Company Shareholders’ Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, applicable Law or any Contract to which the Company or any of Company Shareholders is a party or by which it or its securities are bound and (b) other than the Company Shareholders’ Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Document to which the Company is or is required to be a party, when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”). The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement, the Business Combination, the Exchange and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company, its Subsidiaries and its Shareholders, (ii) approved this Agreement, the Business Combination, and the Exchange and the other transactions contemplated by this Agreement in accordance with applicable Law, (iii) directed that this Agreement be submitted to the Company Shareholders for adoption and (iv) resolved to recommend that the Company Shareholders adopt this Agreement.

5.3 Capitalization.

(a) The Company’s share capital is NOK 578,634.31 divided into 57,863,431 shares, each with a nominal value of NOK 0.01. Besides the foregoing and except as set forth on Schedule 5.3(a), there are no other series or class of Company Stock (including preferred stock), or other warrants, options or rights entitling any other Person to Company Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 5.3(a), along with the record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its Shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary of the Company (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, (d) its Tax classification for U.S. federal income and other applicable Tax laws, if any, and (e) any limitation on the ability of the Company to exercise voting control of its Subsidiary, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by the Company free and clear of all Liens. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Company’s Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party, or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. The Company owns all of the outstanding equity securities of its Subsidiaries directly free and clear of all Liens. There is no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Company’s Subsidiaries listed on Schedule 5.4, no Target Company owns or has the right to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 5.4, neither the Company nor its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals; Consent. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority on the part of any Target Company is required to be obtained or made, nor are any novation agreements required to be entered into with any Governmental Authority relating to any material government contract or otherwise, in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than such filings as are expressly contemplated by this Agreement.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022 and December 31, 2021, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with IFRS and PCAOB standards and (ii) unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2023 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. The Company Financials, when delivered by the Company in accordance with Section 8.4(a), will (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with IFRS. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that the following is done in accordance with IFRS: (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. No Target Company or any of its Representatives has ever received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), including any off-balance sheet obligations, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with IFRS or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to PubCo or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. To the Knowledge of the Company, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within one hundred and twenty (120) days.

(g) The Company maintains a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Since January 1, 2020, none of the members of the Company’s management or board of directors has been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Law. Since January 1, 2020, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since the Interim Balance Sheet Date, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2(b)) if such action were taken on or after the date hereof without the consent of Catcha.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2020, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, officers or directors, employees or consultants, business or operations are or were bound or affected.

5.10 Company Permits. Except as described on Schedule 5.10, each of the Target Companies and KGLNG (including their employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its businesses, assets, properties and perform its obligations with respect to any Project (collectively, the “Company Permits”). The Company has made available to Catcha true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect. There are no Actions pending or, to the knowledge of the Company, threatened that would result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Company Permit. Each of the Target Companies and KGLNG is in compliance with all Company Permits applicable to it. None of the Target Companies or KGLNG is in violation in any material respect of the terms of any Company Permit, and none of the Target Companies or KGLNG has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the non-compliance, revocation, modification, cancellation or termination of any Company Permit. To the knowledge of the Company, none of the Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by, against or otherwise involving any Target Company, its current or former directors, officers or securities holders (provided, that any litigation involving the directors, officers or securities holders of a Target Company must be related to the Target Company’s business, securities or assets), its business, securities or assets. Except as described on Schedule 5.11, the items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have a Material Adverse Effect upon any Target Company. In the past three (3) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime or been assessed any administrative fines following an investigation by a Governmental Authority.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to Catcha true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any agreement relating to the supply of products or services to, the purchase of products or service for, or the performance of services by or to any Target Company, in each instance, which are material to the business and operations of the Company and Target Companies, taken as a whole;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than intercompany loans and advances and customer payment terms in the ordinary course of business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $100,000 of committed credit;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), completed or ongoing, of any business, division, properties, securities, interests, or assets with an aggregate value in excess of $100,000;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate (including, but not limited to, engineering, procurement and construction contracts, development, operation and maintenance agreements and other similar agreements);

(ix) is with any Top Customer or Top Supplier;

(x) obligates the Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(xi) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person (as defined below);

(xii) obligates the Target Company to make any capital commitment or expenditure or expected to generate revenue for the Target Company in excess of $100,000 (including pursuant to any joint venture);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) with any Governmental Authority;

(xv) between any Target Company, on the one hand, and any of the Company Shareholders, on the other hand;

(xvi) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xvii) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company;

(xviii) that grants to any Person a right of first refusal, first offer, call option right, put option right, drag along right, pre-emptive right, participation right, tag along right or similar preferential right to purchase or acquire equity interests in, or assets owned or otherwise used by, any Target Company;

(xix) establishes any joint venture, profit-sharing, partnership, limited liability company, strategic alliance or other similar agreement (including any stockholders’ agreement), arrangement or collaboration, in each case, that is material to the business of any Target Company;

(xx) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xxi) is otherwise material to any Target Company and not described in clauses 5.12(a)(i) through 5.12(a)(xxi).

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract, violate any provision of any Company Material Contract or require the Consent of any other party to any Company Material Contract; (iii) no Target Company is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim of breach of or default under any Company Material Contract; (vi) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate or not renew such Company Material Contract or amend the terms thereof (other than modifications in the ordinary course of business); and (vii) no Target Company has waived any rights under any such Company Material Contract.

(c) None of the Target Companies (i) has received any notice of any Action challenging the award of any Projects to any Target Company or (ii) has been required to materially reduce the contracted capacity for, or otherwise cancel, terminate, amend or modify any of the contracts in connection with, any of the Projects. “Project” means any LNG terminal projects that any Target Company has been contracted or otherwise obligated to finance, develop or operate in any capacity, details of which are set forth in Schedule 5.24.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Trademarks and Software owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a written license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”). Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) Except as set forth in Schedule 5.13(e), all officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have transferred to a Target Company, via operation of law, or have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. Except as set forth in Schedule 5.13(e), no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to Catcha true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in its industry to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth in Schedule 5.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) All Target Company IT Systems are in good working condition and are sufficient for the operation of the Target Companies’ business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Target Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of any of the Target Companies. The Target Companies have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Target Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

5.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, regardless of whether shown on a Tax Return. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Governmental Authority or has been notified in writing or, to the Knowledge of the Company, orally by any Governmental Authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes.

(m) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) in existence on or prior to the Closing Date, (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date, or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code. Each Target Company is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. No Target Company has deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.

(n) No Target Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that would reasonably be expected to prevent the Business Combination from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Business Combination from qualifying for the Intended Tax Treatment.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Catcha a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to PubCo a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets (whether tangible or intangible), free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted.

5.18 Employee Matters.

(a) Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company in the past three (3) years. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company or go on leave of absence.

(b) Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, and (ii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice) for the past three (3) years. There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, base compensation level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than base compensation paid during the fiscal year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2023. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement) to Catcha by the Company.

(d) Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to PubCo by the Company. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19(a) is a true and complete list of each material Company Benefit Plan of a Target Company. With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with IFRS on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former (to the extent a Target Company maintains a payment obligation under such Company Benefit Plan) officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to PubCo accurate and complete copies, if applicable, of: (i) all current Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all current summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material non-routine communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth in Schedule 5.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material Liability to the Surviving Entity or PubCo or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) Except as set forth in Schedule 5.19(k), all options or other equity-based awards issued or granted by the Company are in material compliance with a Section 409A. Each Company Benefit Plan subject to Code Section 409A has been administered in material compliance, and is in material documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Company Benefit Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(e) The Company has provided to Catcha all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company and any Project.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity interests of a Target Company, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (except insurance policies underlying any Company Benefit Plan) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Catcha. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any Target Companies’ insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $100,000 (except claims under any Company Benefit Plan) made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.24 Top Customers and Suppliers; Projects. Schedule 5.24 lists, by dollar volume received or paid, as applicable, for each of (i) (a) the twenty four (24) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes; and (ii) the Projects, including name of the relevant business partners (the “Project Partners”). The relationships of each Target Company with such suppliers, customers and business partners are good commercial working relationships and (i) no Top Supplier, Top Customer and Project Partners within the last six (6) months has materially modified (in a negative way), cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to materially modify (in a negative way), cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier, Top Customer or Project Partner has during the last six (6) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier, Top Customer or Project Partner intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past (2) years been engaged in any material dispute with any Top Supplier, Top Customer and Project Partner, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier, Top Customer or Project Partner.

5.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person, organization or entity list currently subject to any U.S. sanctions administered by OFAC, identified by the Consolidated Screening List of the U.S. International Trade Administration (“ITA”) or identified on the Denied Persons List, the Entity List, Unverified List, or the Military End User List of the U.S. Department of Commerce Bureau of Industry and Security (“BIS”) and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner, agent, or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC, BIS, ITA, the U.S. Department of Treasury or U.S. Department of Justice or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of any U.S. sanctions, Law or regulation.

(d) Each Target Company and of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, their Affiliates, and their respective Representative and distributors in their capacity as such, have complied in all material respects at all times and are in compliance in all respects with all applicable export trade control Laws, including but not limited to (i) each of the Target Companies and Affiliates (A) who or which has not directly or indirectly, exported, re-exported, sold, disclosed or otherwise transferred to (including transfers to foreign nationals located in the United States) any goods, equipment, materials, software, technology, technical data or services in violation of such trade control Laws; and (B) has not unlawfully engaged in any other transactions or disclosures, with any person with whom U.S. persons are prohibited from dealing under U.S trade Laws; (ii) there is no charge, proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to a violation of any applicable trade compliance Laws that is now pending or, to the Knowledge of the Company, has been asserted or threatened with respect to the Company or its Affiliates; and (iii) the Company or Affiliates have not made, nor need to make a voluntary self-disclosure with respect to a possible violation of any trade compliance Laws to any Governmental Authority.

5.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.27 Finders and Brokers. Except as set forth in Schedule 5.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.28 Insolvency. No Target Company is insolvent or unable to pay its Indebtedness, including its future and prospective Indebtedness incurred in the ordinary course, or is in liquidation under the law of the jurisdiction in which it is incorporated or other applicable Laws. No petition has been presented, application made, proceedings commenced, resolution passed or meeting convened for the termination, liquidation, bankruptcy or dissolution of any Target Company nor any process been commenced whereby the business of any Target Company is terminated and the assets of any Target Company are distributed amongst the creditors or shareholders or other contributories of the Target Company or whereby the affairs, business or assets of any Target Company are managed by a person appointed for the purpose by a court, governmental agency or similar body or by any creditor or the Target itself, nor has any such order or relief been granted or appointment made, and there are no cases or proceedings under any applicable Laws with respect to insolvency, reorganization, or related matters in any jurisdiction concerning any Target Company, and to the Knowledge of the Company, no events have occurred which, under the law of the jurisdiction in which it is incorporated or other applicable Laws, would justify any such cases or proceedings. No liquidator, trustee, supervisor, nominee, custodian or similar official and no liquidation committee or similar body have been appointed in respect of the whole or any part of the business or assets of any Target Company nor has any step been taken for or with a view to the appointment of such a person or body nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made. No ruling declaring the insolvency of any Target Company has been made and no public announcement in respect of the same has been pronounced by a court of the jurisdiction in which it is incorporated.

5.29 Registration Statement. The information supplied by the Company in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Catcha Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Catcha Shareholders’ Meeting (as defined below) and (ii) the Company Shareholders’ Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.30 Investigation. Notwithstanding anything contained in this Agreement, Catcha has made its own investigation of the Company and neither the Company nor any of its shareholders, partners, members and Representatives, including its Affiliates, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article V.

5.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Except as otherwise explicitly contemplated by this Agreement and the disclosure schedules delivered by PubCo to Catcha and the Company on the date hereof, the section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, PubCo and Merger Sub (each in respect of itself only) represent and warrant to Catcha and the Company, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. Each of PubCo and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. PubCo and Merger Sub were incorporated with the express purposes of completing the transactions contemplated herein and have not conducted any other business (other than as contemplated by this Agreement) since their incorporation. PubCo and Merger Sub have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PubCo and Merger Sub are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. PubCo and Merger Sub have heretofore made available to Catcha and the Company accurate and complete copies of PubCo’s and Merger Sub’s Organizational Documents, as currently in effect. Neither PubCo nor Merger Sub are in violation of any provision of their applicable Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. Each of PubCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which they are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of PubCo and Merger Sub, no other corporate proceedings, other than as set forth elsewhere in this Agreement, are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which PubCo and/or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by PubCo and/or Merger Sub (as applicable) and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PubCo and/or Merger Sub (as applicable), enforceable against PubCo and/or Merger Sub (as applicable) in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

6.3 Governmental Approvals. Except as otherwise described in Schedule 6.3, no Consent of or with any Governmental Authority, on the part of PubCo and/or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by PubCo and/or Merger Sub of this Agreement and each Ancillary Document to which they are a party or the consummation by PubCo and/or Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (c) any filings required by the Jersey Financial Services Commission, NYSE or the SEC with respect to the transactions contemplated by this Agreement and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

6.4 Non-Contravention. Except as otherwise described in Schedule 6.4, the execution and delivery by PubCo and Merger Sub of this Agreement and each Ancillary Document to which they are a party, the consummation by PubCo and Merger Sub of the transactions contemplated hereby and thereby, and compliance by PubCo and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of PubCo’s or Merger Sub’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to PubCo and Merger Sub or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of PubCo or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any contract of PubCo or Merger Sub.

6.5 Capitalization.

(a) PubCo is authorized to issue an unlimited number of PubCo Common Stock. The issued PubCo Common Stock as of the date of this Agreement are set forth on Schedule 6.5(a). All of the issued PubCo Common Stock is capable of being validly issued, fully paid and non-assessable and not subject to or will be issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies (Jersey) Law 1991, PubCo’s Organizational Documents or any Contract to which PubCo is a party. None of the PubCo Common Stock has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement (including the KGLNG Transaction and the GBTron Transaction), other than Merger Sub, PubCo does not have any Subsidiaries or own any equity interests in any other Person.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one (1) Merger Sub Ordinary Share is issued and outstanding, and which is owned by PubCo. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than those contemplated by or expressly provided for in this Agreement and the Ancillary Documents), (A) relating to the issued or outstanding unissued shares of Merger Sub or (B) obligating Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which Merger Sub is a party with respect to the voting of any shares of Merger Sub.

(c) Except as set forth in Schedule 6.5(a) and as otherwise provided in this Agreement there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of PubCo or Merger Sub (B) obligating PubCo or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating PubCo or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Except as otherwise provided in this Agreement, there are no outstanding obligations of PubCo or Merger Sub to repurchase, redeem or otherwise acquire any shares of PubCo or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which PubCo or Merger Sub is a party with respect to the voting of any shares of PubCo or Merger Sub.

(d) All Indebtedness of PubCo and Merger Sub as of the date of this Agreement is disclosed on Schedule 6.5(d). No Indebtedness of PubCo or Merger Sub contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by PubCo or Merger Sub; or (iii) the ability of PubCo or Merger Sub to grant any Lien on its properties or assets.

(e) Since their formation, and except as contemplated by this Agreement, neither PubCo nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and PubCo’s and Merger Sub’s board of directors have not authorized any of the foregoing.

6.6 PubCo Activities. Other than in connection with the transactions contemplated by this Agreement (including the KGLNG Transaction and the GBTRON Transaction), since its formation, PubCo has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than its shareholding in Merger Sub) and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and, other than this Agreement and the Ancillary Documents to which it is a party, PubCo is not party to or bound by any Contract.

6.7 Merger Sub Activities. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and, other than this Agreement, the registered office services agreement entered into between Merger Sub and Ogier Global (Cayman) Limited on or about the date of this Agreement, and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

6.8 Ownership of Merger Consideration. All shares of PubCo Common Stock to be issued and delivered to the Catcha Shareholders and Company Shareholders as Merger Consideration and Exchange Consideration in accordance with Articles I and II shall be, upon issuance and delivery of such PubCo Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Registration Rights Agreement, and the issuance and sale of such PubCo Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.9 Registration Statement. The information supplied by PubCo and Merger Sub in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Catcha Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Catcha Shareholders’ Meeting (as defined below) and (ii) the Company Shareholders’ Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.10 Finders and Brokers. Neither PubCo nor Merger Sub has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Article VII
REPRESENTATIONS AND WARRANTIES OF CATCHA

Except as set forth in (a) the SEC Reports (as defined below) filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), (b) as otherwise explicitly contemplated by this Agreement and (c) the disclosure schedules delivered by Catcha to the Company on the date hereof (the “Catcha Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Catcha represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing. Catcha is an exempted company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands being its jurisdiction of incorporation. Catcha has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Catcha is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on Catcha. Catcha has heretofore made available to the Company accurate and complete copies of Catcha’s Organizational Documents, as currently in effect. Catcha is not in violation of any provision of its Organizational Documents in any material respect.

7.2 Governmental Approvals. Except as otherwise described in Schedule 7.2 of the Catcha Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Catcha is required to be obtained or made in connection with the execution, delivery or performance by Catcha of this Agreement and each Ancillary Document to which it is a party or the consummation by Catcha of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE American or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Catcha.

7.3 Non-Contravention. Except as otherwise described in Schedule 7.3 of the of the Catcha Disclosure Schedules, the execution and delivery by Catcha of this Agreement and each Ancillary Document to which it is a party, the consummation by Catcha of the transactions contemplated hereby and thereby, and compliance by Catcha with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Catcha’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Catcha or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Catcha under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Catcha under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of Catcha, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Catcha.

7.4 Capitalization.

(a) Catcha is authorized to issue (i) 500,000,000 Catcha Class A Ordinary Shares, (ii) 50,000,000 Catcha Class B Ordinary Shares, and (iii) 5,000,000 preference shares of a par value of US$0.0001 each. The number and class or series of the issued and outstanding Catcha Securities as of the date of this Agreement are set forth on Schedule 7.4(a) of the Catcha Disclosure Schedules. All outstanding Catcha Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Catcha’s Organizational Documents or any Contract to which Catcha is a party. None of the outstanding Catcha Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Catcha does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 7.4(b) of the Catcha Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Catcha or (B) obligating Catcha to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Catcha to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Catcha Share Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Catcha to repurchase, redeem or otherwise acquire any shares of Catcha or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 7.5(b)) of the Catcha Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Catcha is a party with respect to the voting of any shares of Catcha.

(c) Except as set forth in Schedule 7.4(c) of the Catcha Disclosure Schedules, as of the date hereof, Catcha does not have any obligations with respect to or under any Indebtedness.

7.5 SEC Filings and Catcha Financials.

(a) Except as set forth in Schedule 7.5 of the Catcha Disclosure Schedules, Catcha, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Catcha prior to the date of this Agreement with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”). Each of the SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SEC Reports. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 7.5 of the Catcha Disclosure Schedules, as of the date of this Agreement, (A) the Catcha Class A Ordinary Shares are listed on NYSE American, (B) Catcha has not received any written deficiency notice from NYSE American relating to the continued listing requirements of the Catcha Class A Ordinary Shares, (C) there are no Actions pending or, to the Knowledge of Catcha, threatened against Catcha by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Catcha Class A Ordinary Shares on NYSE American and (D) Catcha is in compliance with all of the applicable corporate governance rules of NYSE American.

(b) The financial statements and notes of Catcha contained or incorporated by reference in the SEC Reports (the “Catcha Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Catcha at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Catcha Financials, Catcha has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Catcha Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2022 (the “Catcha Accounts Date”) in the ordinary course of business.

7.6 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 7.6 of the Catcha Disclosure Schedules, Catcha has, since the Catcha Accounts Date (a) to the Knowledge of Catcha, operated its business in the ordinary course and (b) not been subject to a Material Adverse Effect.

7.7 Compliance with Laws. Catcha is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Catcha, and Catcha has not received written notice alleging any violation of applicable Law in any material respect by Catcha.

7.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of Catcha, threatened material Action to which Catcha is subject which would reasonably be expected to have a Material Adverse Effect on Catcha. There is no material Action that Catcha has pending against any other Person. Catcha is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Catcha holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Catcha.

7.9 Taxes and Returns. Catcha has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Catcha Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Catcha in respect of any Tax, and Catcha has not been notified in writing of any proposed Tax claims or assessments against Catcha (other than, in each case, claims or assessments for which adequate reserves in Catcha Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Catcha’s assets, other than Permitted Liens. Catcha has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Catcha for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

7.10 Employees and Employee Benefit Plans. Catcha does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

7.11 Properties. Catcha does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Catcha does not own or lease any material real property or material Personal Property.

7.12 Transactions with Affiliates. Except as set forth in Schedule 7.12 of the Catcha Disclosure Schedules, Catcha has not engaged in any transaction with (a) any of its director, officer or employee or Affiliate or (b) record or beneficial owner of more than five percent (5%) of its outstanding shares that would be required to be disclosed in the Registration Statement.

7.13 Investment Company Act. Catcha is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

7.14 Finders and Brokers. Except as set forth on Schedule 7.14 of the Catcha Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Catcha or any of its Affiliates.

7.15 Independent Investigation. Catcha has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Catcha acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Catcha pursuant to this Agreement, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Catcha pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.14, the Company shall give, and shall cause its Representatives to give, Catcha, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Catcha may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Catcha in its investigation; provided, however, that Catcha shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. No information or knowledge obtained by Catcha in any investigation conducted pursuant to the access contemplated by this Section 8.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Catcha hereunder.

(b) During the Interim Period, subject to Section 8.14, Catcha shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Catcha, as the Company or its Representatives may reasonably request regarding Catcha and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Catcha’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Catcha. No information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 8.1 shall affect or be deemed to modify any representation or warranty of Catcha set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

8.2 Conduct of Business of the Company.

(a) Unless Catcha shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 8.2, during the Interim Period, without the prior written consent of Catcha (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, IP licensed by the Company or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects)) or $250,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) maintain the existing relations and goodwill of the Target Companies with customers, suppliers, distributors and creditors of the Target Companies and use commercially reasonable efforts to maintain all insurance policies of the Target Companies or equivalent substitutes therefor; or

(xxv) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding the foregoing, Catcha hereby consents to the Company engaging in, executing any Private Placement Agreements and closing any Private Placements in accordance with the terms of this Agreement, and waives any violations of the restrictions set forth in Sections 8.2(a) and Section 8.2(b) above related thereto.

8.3 Conduct of Business of Catcha.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.3, Catcha shall, (i) conduct business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Catcha in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any Private Placement) or as set forth on Schedule 8.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Catcha shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Catcha from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by this Agreement, up to aggregate additional Indebtedness during the Interim Period of $5,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(vi) amend, waive or otherwise change the Trust Agreement in any manner materially adverse to Catcha;

(vii) terminate, waive or assign any material right under any material contract of Catcha;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Catcha’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Catcha) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Catcha Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Catcha Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding the foregoing, the Company hereby consents to Catcha engaging in, executing any Private Placement Agreements (for the avoidance of doubt, including any Non-Redemption Agreements (as defined below)) and closing any Private Placements in accordance with the terms of this Agreement, and waives any violations of the restrictions set forth in Sections 8.2(a) and Section 8.2(b) above related thereto.

8.4 Financial Statements.

(a) As promptly as reasonably practicable after the date of this Agreement, and in any case no later than fifteen (15) days after the date of this Agreement, the Company shall deliver to Catcha the draft Company Financials and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company or the PubCo that are required to be included in the Registration Statement. The Company and Pubco shall each use its best efforts (a) to prepare in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by the Company or Pubco with the SEC in connection with the Business Combination and (b) to obtain the consents of their auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

(b) During the Interim Period, within thirty (30) days following the end of each month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the Registration Statement), the Company shall deliver to Catcha unaudited consolidated financial statements, including an income statement an unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Catcha copies of any audited consolidated financial statements of the Target Companies that the Target Companies certified public accountants may issue.

8.5 Catcha Public Filings. During the Interim Period, Catcha will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Catcha Class A Ordinary Shares, on NYSE American.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (including without limitation any initial public offering or direct listing of the capital stock of any Target Company) and (B) with respect to Catcha and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Catcha.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Catcha, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7 No Trading. The Company, Merger Sub and PubCo acknowledge and agree that they are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Catcha, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the stock exchanges promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Merger Sub and PubCo hereby agree that, while each is in possession of such material nonpublic information, each shall not purchase or sell any securities of Catcha (other than to engage in the Business Combination in accordance herewith), communicate such information to any third party, take any other action with respect to Catcha in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10 Tax Matters.

(a) Each Party shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns or otherwise) unless required by applicable Law. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion be prepared and submitted in connection with such, Catcha, the Company and/or PubCo shall deliver to Goodwin Procter LLP and Nelson Mullins Riley & Scarborough LLP (or other nationally recognized Tax counsel described in this Section 8.10(b)), respectively, customary Tax representation letters satisfactory to its Tax counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Registration Statement. If required by the SEC in connection with the filing of the Registration Statement, (i) Catcha shall cause Goodwin Procter LLP (or such other nationally recognized Tax counsel to Catcha reasonably satisfactory to the Company and/or PubCo) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Reorganization Intended Tax Treatment should apply to the Pre-Closing Catcha Holders and (ii) the Company shall cause Nelson Mullins Riley & Scarborough LLP (or such other nationally recognized Tax counsel to the Company reasonably satisfactory to Catcha) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Exchange Intended Tax Treatment should apply to the transactions contemplated by this Agreement.

(c) Prior to the Closing Date (i) each Target Company organized outside of the United States shall determine whether it is an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case, as defined in the Code and the U.S. Treasury Regulations promulgated thereunder and (ii) each Target Company shall determine whether it is a “passive foreign investment company” as defined in Section 1297(a) of the Code (a “PFIC”).

(d) Within ninety (90) days after the end of each taxable year of PubCo, PubCo shall use commercially reasonably efforts to (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries, (iii) make such PFIC status determinations available to the shareholders of PubCo electronically and (iv) provide a PFIC Annual Information Statement to enable shareholders of PubCo (or their direct or indirect beneficial owners) to make a “Qualifying Electing Fund” election under Section 1295 of the Code and the U.S. Treasury Regulations promulgated thereunder with respect to their ownership of PubCo.

8.11 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and, do or cause to be done, and assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.12 Preparation of Registration Statement; Catcha Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Preparation of Registration Statement.

(i) As promptly as practicable after the date hereof, Catcha, the Company, PubCo and the Merger Sub shall prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”), which Registration Statement will also contain a notice of extraordinary general meeting and proxy statement (as amended, the “Proxy Statement”), relating to the Catcha Shareholders’ Meeting (as defined below) to approve and adopt: (a) this Agreement, the Ancillary Documents and the Business Combination, (b) the adoption and approval of the Plan of Merger, the Merger and the A&R Articles of Surviving Entity, (c) such other matters as the Company, PubCo, the Merger Sub and Catcha shall hereafter collectively determine to be necessary or appropriate in order to effect the Business Combination and the other transactions contemplated by this Agreement, the Ancillary Documents or as may be required by applicable law, (d) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (e) the adjournment of Catcha Shareholders’ Meeting, if necessary or desirable in the reasonable determination of Catcha (the proposals described in foregoing clauses (a) through (e), collectively, the “Transaction Proposals”).

(ii) Catcha, the Company, PubCo and the Merger Sub shall each use its commercially reasonable efforts to (a) cause the Registration Statement when filed each with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (d) keep the Registration Statement effective as long as is necessary to consummate the Business Combination. Prior to the effective date of the Registration Statement, the Company, Catcha and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Common Stock and PubCo Warrants pursuant to this Agreement. Each of the Company, Catcha and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Business Combination, and the Company and Catcha shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or Catcha (in the case of Catcha) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, Catcha shall mail (or cause to be mailed) the Registration Statement to the Catcha Shareholders. Each of Catcha, PubCo and the Company shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Catcha, PubCo, the Company or their respective Affiliates to any regulatory authority in connection with the Business Combination.

(b) Catcha Shareholders Approval

(i) Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, Catcha shall establish a record date for, duly call, and convene and hold an extraordinary general meeting of the Catcha Shareholders (including any adjournment or postponement thereof, the “Catcha Shareholders’ Meeting”) in accordance with its Organizational Documents to be held as promptly as reasonably practicable following the date on which the Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the vote of the holders of Catcha Ordinary Shares required to approve the Transaction Proposals in accordance with the requirements of the Cayman Act, Catcha’s Organizational Documents, all applicable SEC, NYSE (including NYSE American) requirements and all other applicable Laws (the “Catcha Shareholders’ Approval”) (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement); provided, however, that Catcha may adjourn or postpone the Catcha Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Catcha determines in its sole discretion is necessary to comply with applicable Laws is provided to the Catcha Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the Catcha Shareholders’ Meeting is originally scheduled, there are insufficient Catcha Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Catcha Shareholders’ Meeting, (3) if, as of the time that the Catcha Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Catcha Shareholders’ Meeting is necessary to enable Catcha to solicit additional proxies required to obtain Catcha Shareholders’ Approval, or (4) to comply with applicable Law.

(ii) Subject to Section 8.6, the Registration Statement shall include a statement to the effect that the board of directors of Catcha (the “Catcha Board”) has recommended that the Catcha Shareholders vote in favor of the Transaction Proposals at the Catcha Shareholders’ Meeting (such statement, the “Catcha Board Recommendation”), and neither the Catcha Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Catcha Board Recommendation (any such action, a “Change in Recommendation”); provided that the Catcha Board may make any Change in Recommendation prior to receipt of the Catcha Shareholders’ Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws.

(c) Company Shareholders Approval. Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Company shall duly call a meeting of Company Shareholders (the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the vote of the holders of shares of Company Stock to the extent required to approve the Transaction Proposals and such other matter as may be mutually agreed by Catcha and the Company (the “Company Shareholders Approval”), and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies or consent (as applicable) in favor of the Company Shareholders Approval prior to such Company Shareholders’ Meeting, and to take all other actions necessary or advisable to secure the Company Shareholders Approval. The Company shall send meeting materials to the Company Shareholders entitled to receive notice of the Company Shareholders’ Meeting which shall seek the Company Shareholders Approval and shall include in all such meeting materials it sends to such Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that such Company Shareholders vote in favor of the Company Shareholders Approval (such statement, the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

8.13 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Catcha and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall collectively agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Catcha shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall collectively agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Catcha shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.14 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Catcha Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Catcha), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Catcha Confidential Information without Catcha’s prior written consent; and (ii) in the event that the Company, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Catcha Confidential Information, (A) provide Catcha to the extent legally permitted with prompt written notice of such requirement so that Catcha or an Affiliate thereof may seek, at Catcha’s cost, a protective Order or other remedy or waive compliance with this Section 8.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or Catcha waives compliance with this Section 8.14(a), furnish only that portion of such Catcha Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Catcha Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause their respective Representatives to, promptly deliver to Catcha or destroy (at Catcha’s election) any and all copies (in whatever form or medium) of Catcha Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Catcha Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Catcha hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Catcha or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Catcha shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Catcha’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Catcha and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Catcha and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.15 Documents and Information. After the Closing Date, PubCo shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date.

8.16 Post-Closing Board of Directors. During the Interim Period, PubCo shall take (and the Company and Catcha shall take, as applicable) all actions necessary or appropriate to cause the number of members of the board of the directors (effective as of the Closing) to be at least five (5), including at least one (1) director designated by Catcha or the Sponsor, three (3) independent directors designated by the Company, and one (1) additional director designated by the Company.

8.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Surviving Entity, PubCo, the Merger Sub and the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Surviving Entity, PubCo, Merger Sub and the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Surviving Entity, PubCo, Merger Sub, or the Company in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Exchange Effective Time, PubCo shall cause the Organizational Documents of PubCo and the Surviving Entity to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of PubCo to the extent permitted by applicable Law. The provisions of this Section 8.17 shall survive the consummation of the Merger and Exchange and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 8.17.

(b) For a period of six years from the Closing, each of PubCo, the Surviving Entity and the Company shall, and shall cause their Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by PubCo’s, the Company’s, Catcha’s or Merger Sub’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Persons) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Surviving Entity, the Company and their Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, Catcha or Merger Sub, respectively, for such insurance policy as of the date of this Agreement; provided, however, that (i) each of PubCo, the Surviving Entity and the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, PubCo, the Surviving Entity and the Company, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.17 shall be continued in respect of such claim until the final disposition thereof.

8.18 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Catcha Share Redemption and the proceeds of any Private Placement (as defined below) shall first be used to pay (in the following order) (i) Catcha Transaction Expenses, (ii) any loans owed by Catcha to the Sponsor for any Catcha Transaction Expenses and any administrative costs and expenses incurred by or on behalf of Catcha, (iii) any other Liabilities of Catcha as of the Closing, and then (iv) Company Transaction Expenses. Such amounts described in (i) – (iv) of the preceding sentence will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of PubCo and the Surviving Entity.

8.19 Private Placements. Without limiting anything to the contrary contained herein, during the Interim Period and prior to the Exchange Effective Date, PubCo, the Company and Catcha shall use commercially reasonable efforts to facilitate PubCo’s entry into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements (the “Private Placement Agreements”) with investors relating to the purchase of shares of PubCo Common Stock, purchase of securities that are convertible or exchangeable into shares of PubCo Common Stock or other forms of investment in or financing of (either directly or indirectly) PubCo (which investment may take the form of agreements to increase the proceeds of the Trust Account to the Surviving Entity by agreeing not to redeem Catcha Class A Ordinary Shares (“Non-Redemption Agreements”)) (such transactions collectively, the “Private Placements”). Unless otherwise approved in writing by Catcha and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of Catcha, the Company and PubCo shall enter into any Private Placement Agreements, permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the Private Placement Agreements. Catcha, PubCo and the Company shall use their reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the Private Placement Agreements, request to be taken by such counterparties, all actions, and use their reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Private Placement Agreements on the terms and conditions described therein, including maintaining in effect the Private Placement Agreements.

8.20 Post-Closing Assumption or Creation of Benefit Plans. After the Closing, subject to the terms and conditions set forth in this Agreement, PubCo shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

8.21 Termination of the Company Warrants. The Company shall use commercially reasonable efforts to negotiate in good faith with any and all holders of Company Warrants in order to obtain, prior to the Closing, executed agreements by which such holders shall terminate, cancel or convert the Company Warrants, effective prior to the Merger Effective Date, in exchange for Company Stock on terms of substantially similar economic value as the Company Stock otherwise issuable upon exercise of such Company Warrants as of the time of the Closing.

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Business Combination and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Catcha of the following conditions:

(a) Shareholders Approvals. The Catcha Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Appointment to the Board. The members of PubCo’s board of directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.16.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) NYSE Listing. PubCo Common Stock and PubCo Warrant to be issued in connection with this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance.

(i) Net Tangible Assets. Upon the Closing, after giving effect to the Catcha Share Redemption and the Private Placements, Catcha shall have net tangible assets of at least $5,000,001.

9.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Catcha contained in Section 7.1 (Organization and Standing), Section 7.4 (Capitalization) and Section 7.14 (Finders and Brokers) (together, the “Catcha Specified Representations”), in each case shall be true and correct in all material aspects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii) Each of the representations and warranties of Catcha contained in this Agreement (other than the Catcha Specified Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Catcha, taken as a whole.

(b) Agreements and Covenants. Catcha shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Catcha since the date of this Agreement which is continuing and uncured.

(d) Catcha Share Redemption. Catcha shall have effected the Catcha Share Redemption prior to the Merger Effective Date.

(e) Closing Deliveries.

(i) Officer Certificate. Catcha shall have delivered to the Company a certificate, dated a date no earlier than the date before the Merger Effective Date, signed by a respective executive officer of Catcha in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b), and 9.2(c).

(ii) Secretary or Director Certificate. Catcha shall have delivered to the Company a certificate from its secretary, a director or other executive officer certifying as to, and attaching, (A) copies of Organizational Documents as in effect prior to the Merger Effective Time, (B) the resolutions of the respective board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the required shareholder approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which each entity is or is required to be a party or otherwise bound.

(iii) Good Standing. Catcha shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for each entity certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which such entity is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. The Company shall have received an executed copy of the registration rights agreement (the “Registration Rights Agreement”) substantially in form attached hereto as Exhibit E, duly executed by Catcha and the Sponsor.

(v) Lock-Up Agreement. The Company shall have received an executed copy of one or more lock-up agreements (the “Lock-Up Agreement”) substantially in form attached hereto as Exhibit F, duly executed by Catcha and the Sponsor.

(f) Minimum Cash Condition. The sum of (i) the amount of cash and cash equivalents available in the Trust Account and, if any, otherwise held by Catcha following the Catcha Shareholders’ Meeting (after deducting the amounts required to satisfy the Catcha Share Redemption), plus (ii) the aggregate amount of proceeds of the Private Placements received by PubCo prior to or substantially concurrently with the Closing (in each case of (i) and (ii), after deducting the amounts required for payment of the accrued and unpaid Company Transaction Expenses and Catcha Transaction Expenses) is at least US$20,000,000.

9.3 Conditions to Obligations of Catcha. In addition to the conditions specified in Section 9.1, the obligations of Catcha, to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Catcha) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.3 (Capitalization) and Section 5.27 (Finders and Brokers) and (B) of PubCo and Merger Sub contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.5 (Capitalization), Section 6.8 (Ownership of Merger Consideration) and Section 6.10 (Finders and Brokers) (clauses (A) and (B) together, the “Company Group Specified Representations”), in each case shall be true and correct in all material aspects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii) Each of the representations and warranties of the Company, PubCo and Merger Sub contained in this Agreement (other than the Company Group Specified Representations), shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, PubCo or the Merger Sub, each taken as a whole.

(b) Agreements and Covenants. The Company, PubCo and the Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Target Company Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) No Material PubCo or Merger Sub Adverse Effect. No Material Adverse Effect shall have occurred with respect to PubCo or Merger Sub since the date of this Agreement which is continuing and uncured.

(e) Certain Ancillary Documents. The Exchange and Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Completion of KGLNG Transaction and GBTron Transaction. The Company shall have closed (and caused Crown India to close, as applicable) the KGLNG Transaction and the GBTron Transaction.

(g) Completion of Legal Due Diligence. Catcha shall have completed its legal due diligence of the Target Companies to its reasonable satisfaction and shall be satisfied with the results thereof in its reasonable discretion.

(h) Closing Deliveries.

(i) Officer or Director Certificate. Catcha shall have received a certificate from the Company, PubCo and the Merger Sub, dated as the Closing Date, signed by a respective executive director or officer of the Company, PubCo and the Merger Sub in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a)-9.3(d).

(ii) Secretary Certificate. Each of the Company, PubCo, and Merger Sub shall have delivered to Catcha a certificate executed by their respective secretary (or director, in the case of the Company and Merger Sub) certifying as to the validity and effectiveness of, and attaching, (A) copies of their Organizational Documents as in effect (x) with respect to the Company and PubCo, immediately prior to the Exchange Effective Time and (y) with respect to Merger Sub, immediately prior to the Merger Effective Time, (B) the requisite resolutions of each entity’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which each entity is or is required to be a party or bound, and the consummation of the Business Combination and the other transactions contemplated hereby and thereby, and the adoption of the new Organizational Documents as required elsewhere herein, and recommending the approval and adoption of the same by each entity’s Shareholders at duly called meetings of Shareholders, (C) evidence that the required shareholder approval has been obtained and (D) the incumbency of officers of each entity authorized to execute this Agreement or any Ancillary Document to which each entity is or is required to be a party or otherwise bound.

(iii) Good Standing. Each of the Company, PubCo, and Merger Sub shall have delivered to Catcha good standing certificates (or similar documents applicable for such jurisdictions) for each entity certified or issued as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of each entity’s jurisdiction of organization and from each other jurisdiction in which each entity is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. Catcha shall have received an executed copy of the Registration Rights Agreement, duly executed by the Company, PubCo and the Company Holders (as defined in the Registration Rights Agreement).

(v) Lock-Up Agreement. Catcha shall have received the executed copy of the Lock-Up Agreement, duly executed by the Company, PubCo and the Company Holders (as defined in the Lock-Up Agreement).

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Catcha and the Company;

(b) by written notice by either Catcha or the Company to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by February 17, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Catcha or the Company to the other Parties, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Catcha, if (i) there has been a breach by Catcha of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Catcha shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Catcha or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by Catcha to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Catcha shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Catcha is in material uncured breach of this Agreement;

(f) by written notice by Catcha to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by Catcha to the Company, if Catcha Shareholders’ Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the Catcha Shareholders’ Approval was not obtained;

(h) by written notice by either the Company to Catcha, if the Company Shareholders’ Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the Company Shareholders’ Approval was not obtained; or

(i) by written notice by Catcha to the Company, if the Company Financials have not been delivered to Catcha on or prior to September 15, 2023.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.13(a), 8.14, 10.3, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to Section 11.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Subject to Sections 8.18 and 11.1, Company Transaction Expenses and Catcha Transaction Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that if the Closing occurs, all remaining Company Transaction Expenses and Catcha Transaction Expenses shall be paid from the capital of Catcha upon release of funds from the Trust Account.

Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and PubCo each hereby represents and warrants that it has read the IPO Prospectus and understands that Catcha has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Catcha’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Catcha’s public Shareholders (including overallotment shares acquired by Catcha’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Catcha may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Catcha Class A Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) or in connection with an amendment to Catcha’s Organizational Documents to extend Catcha’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Catcha fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by amendment to Catcha’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and up to $100,000 in dissolution expenses, and (d) to Catcha after or concurrently with the consummation of a Business Combination. For and in consideration of Catcha entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Merger Sub and PubCo hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or PubCo nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Catcha or any of its Representatives, on the one hand, and the Company, Merger Sub, PubCo or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and PubCo on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Catcha or its Affiliates). The Company, Merger Sub and PubCo each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Catcha and its Affiliates to induce Catcha to enter in this Agreement, and each of the Company, Merger Sub and PubCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or PubCo or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Catcha or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Catcha or its Representatives, each of the Company, Merger Sub and PubCo hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Merger Sub or PubCo or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Catcha or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Catcha and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub, PubCo and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Catcha or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article XII
MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Catcha, to:

Catcha Investment Corp
Level 42, Suntec Tower Three,

8 Temasek Blvd, Singapore 038988
Attn: Patrick Grove
Telephone No.: +65 6829-2294
Email: pg@catchagroup.com; luke@catchagroup.com; kit@catchagroup.com with a copy (which will not constitute notice) to:

Goodwin Procter LLP

38/F Edinburgh Tower,
The Landmark

Central, Hong Kong, China
Attn: Daniel Dusek, Douglas Freeman and Victor Chen
Telephone No.: 852- 3658-5300
Email: DDusek@goodwinlaw.com; DFreeman@goodwinlaw.com; VChen@goodwinlaw.com;

If to PubCo, to: Crown LNG Holdings Limited 3rd Floor, 44 Esplanade St. Helier, Jersey JE4 9WG Attn: Jørn Husemoen Telephone No.: + 47 980 25 359 Email: jorn@crownlng.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue,

NW Suite 900

Washington, D.C. 20001
Attn: Andy Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

If to the Company, to: Crown LNG Holding AS. Skøyen Atrium Drammensveien 147 0277 Oslo, Norway Attn: Jørn Husemoen Telephone No.: + 47 980 25 359 Email: jorn@crownlng.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue,
NW Suite 900

Washington, D.C. 20001
Attn: Andrew M. Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

If to PubCo after the Closing, to: Crown LNG Holdings Limited 3rd Floor, 44 Esplanade St. Helier, Jersey JE4 9WG Attn: Jørn Husemoen Telephone No.: + 47 980 25 359 Email: jorn@crownlng.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue,

NW Suite 900

Washington, D.C. 20001
Attn: Andy Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Catcha and the Company (and after the Closing, PubCo), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 12.3, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof provided that matters that as a matter of the Laws of the Cayman Islands are required to be governed by the Law of the Cayman Islands (including, without limitation, the effects of the Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the Laws of the Cayman Islands, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the Cayman Islands. Subject to the previous sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court thereof) (the “Specified Courts”). Each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.5 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

12.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Catcha, the Company and the Sponsor.

12.9 Waiver. Catcha on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant to this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Sponsor in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

12.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) the term “NOK” means Norwegian kroner. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or Shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Catcha its Shareholders under applicable Law, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Catcha or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Catcha and its Representatives and Catcha and its Representatives have been given access to the electronic folders containing such.

12.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.13 Non-Survival of Representations, Warranties. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on their respective behalf pursuant to this Agreement shall not, unless otherwise provided herein, survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any other Party or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article XIII
DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Catcha prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Oslo, Norway, the Cayman Islands, the Island of Jersey, or Singapore are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in such jurisdictions are generally open for use by customers on such day.

“Catcha Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Catcha.

“Catcha Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Catcha.

“Catcha Confidential Information” means all confidential or proprietary documents and information concerning Catcha or any of its respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Catcha Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Catcha Confidential Information.

“Catcha Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to Catcha hereto or any of its Affiliates) incurred by Catcha or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) contingent upon consummation of a Business Combination, and any fees and expenses to any Governmental Authorities in connection with the Business Combination.

“Catcha Ordinary Shares” means, collectively, Catcha Class A Ordinary Shares and Catcha Class B Ordinary Shares.

“Catcha Share Redemption” means the redemption occurring in connection with the Transaction Proposals and in accordance with Catcha’s Organizational Documents of Catcha Class A Ordinary Shares held by eligible (as determined in accordance with Catcha’s Organizational Documents) holders of Catcha Ordinary Shares at a per-share price equal to a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the Trust Account (net of taxes payable) and not previously released to Catcha to pay its taxes, payable in cash (it being understood that such redemption shall occur prior to the Merger Effective Time but that any such payment therefor shall be made following the Closing only after all of the conditions to Closing have been satisfied (or waived) in accordance with Article IX).

“Catcha Shareholder” means any holder of any Catcha Ordinary Share.

“Catcha Securities” means, collectively, the Catcha Ordinary Shares and the Catcha Warrants.

“Catcha Warrants” means all outstanding and unexercised warrants to acquire Catcha Class A Ordinary Shares.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Benefit Plans” means all contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by a Target Company for the benefit of any current or former employees, offices, directors, or consultants of a Target Company or under which a Target Company has any liability and all employment or other agreements (other than at will offer letters that do not provide for any severance or termination benefits) providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of a Target Company to which a Target Company is a party.

“Company Board” means the board or similar governing body of the Company.

“Company Charter” means the Company’s organizational documents, prior to the Exchange Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or their Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Target Company.

“Company Shareholders” means, collectively, the holders of Company Stock.

“Company Stock” means shares of common stock of the Company, each with a nominal value of NOK 0.01.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, accrued but unpaid salary, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Target Company in connection with the Business Combination or the other transactions contemplated by this Agreement.

“Company Warrants” means all outstanding, unexercised and unsettled warrants to acquire Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts; and Environment (Protection) Act, 1986, Wild Life (Conservation) Act, 1972, Air (Prevention and Control of Pollution) Act, 1981, Water (Prevention and Control of Pollution) Act, 1974, Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016, Forest (Conservation) Act, 1980 and the state laws applicable in India.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (including any such authority in the jurisdiction relevant for conducting the business in relation to the Projects).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board (IASB).

“Indebtedness” of any Person means, without duplication, any debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including without limitation (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IASB, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering by Catcha pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Catcha, dated as of February 11, 2021, and filed with the SEC on February 17, 2021.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the officers or directors of any Target Company, after reasonable inquiry or (ii) Catcha, the actual knowledge of the officers or directors of Catcha, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, hypothecation, assignment, title retention, adverse claim, security interest, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Catcha, the consummation and effects of the Catcha Share Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Catcha, the amount of the Catcha Share Redemption or the failure to obtain the Catcha Shareholders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Catcha.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 each, of Merger Sub.

“NYSE” means the New York Stock Exchange.

“NYSE American ” means NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Catcha Holders” means the holders of Catcha Securities at any time prior to the Merger Effective Time.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Stock held by such Company Shareholder immediately prior to the Exchange Effective Time, divided by (ii) the total number of issued and outstanding shares of Company Stock immediately prior to the Exchange Effective Time.

“PubCo Common Stock” means the ordinary shares of no par value each in the capital of PubCo.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Sponsor” means Catcha Holdings LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, company, exempted company, partnership, association or other business entity of which (i) if a corporation, company or exempted company, a majority of the total voting power of shares of stock or equivalent equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Entity Ordinary Shares” means the ordinary shares, par value $1.00 per share, of the Surviving Entity.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, imputed underpayment amount, payroll employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of PubCo Common Stock are actually traded on the principal securities exchange or securities market on which PubCo Common Stock are then traded.

“Transaction Value” means $600,000,000.

“Trust Account” means the trust account established by Catcha with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 11, 2021 (as amended on February 14, 2023 and as may be otherwise amended from time to time) by and between Catcha and Continental Stock Transfer & Trust Company, as well as any other agreements entered into related to or governing the Trust Account.

“VPS” means the Norwegian central securities depository, Euronext Securities Oslo.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Accounts Receivable	5.7(f)
Acquisition Notification	2.3(b)
Acquisition Proposal	8.6(a)
Agreement	Preamble
Alternative Transaction	8.6(a)
Antitrust Laws	8.9(b)
A&R Articles of Surviving Entity	1.4
Business Combination	Recitals
BIS	5.25(c)
Catcha	Preamble
Catcha Accounts Date	7.5(c)
Catcha Board	8.12(b)
Catcha Board Recommendation	8.12(b)
Catcha Certificates	1.8(a)
Catcha Disclosure Schedules	Article VII
Catcha Financials	7.5(b)
Catcha Shareholders’ Approval	8.12(b)
Catcha Shareholders’ Meeting	8.12(b)
Catcha Share Redemption	8.12(a)
Catcha Specified Representations	9.2(a)
Catcha Tax Election	Recitals
Catcha Reorganization	Recitals
Cayman Act	1.1
Change in Recommendation	8.12(b)
Closing	4.1
Closing Date	4.1
Closing Filing	8.13(b)
Closing Press Release	8.13(b)
Crown India	Recitals
Companies Act	Recitals
Company	Preamble
Company Benefit Plan	13.1
Company Board Recommendation	8.12(c)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company Group Specified Representations	9.3(a)
Company IP	5.13(d)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Shareholders Approval	8.12(c)
Company Shareholders’ Meeting	8.12(c)
Dissenting Catcha Shares	1.10(a)
Dissenting Catcha Shareholders	1.10(a)
D&O Indemnified Persons	8.17(a)
Earnout Shares	3.1
Enforceability Exceptions	5.2
Environmental Permits	5.20(a)
Exchange	Recitals
Exchange Agent	1.8(a)
Exchange Consideration	2.1
Exchange and Support Agreement	Recitals
Exchange Effective Date	Recitals
Exchange Effective Time	2.2(a)
Exchange Transmittal Documents	2.3(b)
Exchange Intended Tax Treatment	Recitals
Exchange Transmittal Letter	2.3(a)
Exchanging Shareholders	3.1
Federal Securities Laws	8.7

Term	Section
GBTron Newco	Recitals
GBTron Seller	Recitals
GBTRON Transaction	Recitals
KGLNG	Recitals
KGLNG Transaction	Recitals
KG Seller	Recitals
Merger	Recitals
Merger Consideration	1.8(a)
Merger Effective Date	Recitals
Merger Effective Time	1.2
Merger Sub	Recitals
Merger Transmittal Documents	1.8(b)
Non-Redemption Agreements	8.19
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	5.7(a)
Interim Period	8.1(a)
ITA	5.25(c)
Letter of Transmittal	1.8(a)
Lock-up Agreement	9.2(e)
Lost Certificate Affidavit	1.8(d)
LNG	Recitals
Off-the-Shelf Software	5.13(a)
Outbound IP License	5.13(c)
Outside Date	10.1(b)
Party	Preamble
PFIC	8.10(c)
Plan of Merger	1.2
Private Placements	8.19
Private Placements Agreements	8.19
Project	5.12(c)
Project Partners	5.24
Proxy Statement	8.12(a)
PubCo	Preamble
PubCo A&R Charter	2.2(c)
PubCo Redemption	Recitals
PubCo Redomiciliation	Recitals
PubCo Warrant	1.7
Public Shareholders	11.1
Registration Statement	8.12(a)
Reorganization Intended Tax Treatment	Recitals
Related Person	5.21
Released Claims	11.1
SEC Reports	7.5(a)
Section 409A Plan	5.19(k)
Signing Filing	8.13(b)
Signing Press Release	8.13(b)
Specified Courts	12.4
Surviving Entity	Recitals
Top Customers	5.24
Top Suppliers	5.24
Transmittal Documents	1.8(b)
Transaction Proposals	8.12(a)
VWAP	3.1(a)

{SIGNATURES FOLLOW}

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

Company:		PubCo:

CROWN LNG HOLDING AS		CROWN LNG HOLDINGS LIMITED

By:	/s/ Joern S. Husemoen	By:	/s/ Joern S. Husemoen
Name:	Joern S. Husemoen	Name:	Joern S. Husemoen
Title:	Chairman	Title:	Director

Merger Sub:

CGT MERGE II LIMITED

By:	/s/Joern S. Husemoen
Name:	Joern S. Husemoen
Title:	Director

Catcha:

CATCHA INVESTMENT CORP

By:	/s/ Patrick Grove
Name:	Patrick Grove
Title:	Chairman and Chief Executive Officer

Exhibit A

Exchange and Support Agreement

[Intentionally Omitted]

Exhibit B

Form of Plan of Merger

[Intentionally Omitted]

Exhibit C

Form of A&R Articles of Surviving Entity

[Intentionally Omitted]

Exhibit D

Form of PubCo A&R Charter

[Intentionally Omitted]

Exhibit E

Form of Registration Rights Agreement

[Intentionally Omitted]

Exhibit F

Form of Lock-Up Agreement

[Intentionally Omitted]

Schedule 8.2

Conduct of Business of the Company

[Intentionally Omitted]

Schedule 8.3

Conduct of Business of Catcha

[Intentionally Omitted]

Schedule 9.1(d)

Required Consents

[Intentionally Omitted]